EYI announces Letter of Intent with CEIEC

Burnaby, British Columbia CANADA, February 5, 2007 - EYI Industries Inc. ("EYI") (OTCBB: EYII), (http://www.eyicom.com), is pleased to announce that its wholly owned subsidiary has entered into a non binding Letter of Intent to have China Electronics Import and Export South China Corporation ("CEIEC") act as Master Agent's for the distribution of EYI's nutritional products Calorad and Prosotiene. CEIEC has been reviewing and market testing Calorad and Prosoteine for six months and they believe that they have the market, marketing research and channel to offer these products. EYI will provide the finished product and CEIEC will register and market the product throughout its territory, including Mainland China and Hong Kong.

Mr Sargeant, of EYI comments. "This project began simply. We shared the two innovative nutritional products with some of the top Senior Managers at CEIEC. They work long, long hours and enjoyed the products mmensely, getting great energy results. On our many trips and meetings, setting up the distribution of the Code Blue water filtration system, the discussion would invariably turn to their enjoyment of Prosoteine and Calorad. They love the product and want the Chinese people to share in the experience."

This press release is available on the company's official online investor relations site for investor commentary, feedback and questions. Investors are asked to visit the EYI Industries IR Hub located at http://www.agoracom.com/IR/EYI Alternatively, investors can e-mail AGORA Investor Relations directly at EYII@Agoracom.com.

About EYI (http://www.eyicom.com)

EYI Industries Inc., through our subsidiary, Essentially Yours Industries, Inc. (EYI), markets products that promote health, well-being and lifestyle. Recently, EYI announced the exclusive marketing rights for ULTIMATE ME2, a proven, tested, and environmentally friendly, non-metallic and non-polluting fuel performance product. ULTIMATE ME2 enhances and creates efficient combustion that cools the engine of your vehicle. This means fewer emissions for the environment, a smoother running engine and money in your pocket as you reduce fuel consumption which in turn reduces fuel costs! EYI also distributes a consumer product that reduces Arsenic and other contaminates to a negligible level from drinking water. The portable water filtration products name is Code Blue and is exclusively provided to EYI. In addition, EYI sells dietary supplements and personal care products. A large portion of our sales are from CALORAD, a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD have been sold since EYI was founded in 1995. PROSOTEINE a revolutionary and safe nutritional supplement that gives your body a boost that not only supports you in the moment but also rebuilds your body, cell by cell, bringing our customers the benefits of a natural Energy drink and is experiencing similar success to CALORAD.

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and are supported by our comprehensive training programs.

This press release contains forward-looking statements, particularly as related to, among other things, EYI's product purchase agreements allow","intends to", "may result", "are expected to", "will continue", "anticipates", "expects", "estimate", "project", "indicate", "could", "potentially", "should", "believe", "considers" or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause EYI's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the enforceability of its product purchase contracts in foreign countries, the performance of EYI's staff, management, financing, competition, EYI's ability to implement or manage its expansion strategy, general economic conditions and other factors that are detailed in EYI's Annual Report on Form 10-KSB and on documents EYI files from time-to-time as of the date of this press release and should not be relied upon as of any subsequent date. EYI cautions readers not to place undue reliance on such statements. EYI does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the EYI's expectations and estimates.
EYI Industries Inc. (OTC Bulletin Board:EYII)
Contact:
Jennifer Moreland
Investor Relations
EYII@Agoracom.com
AGORA Investor Relations
EYII@Agoracom.com
http://www.agoracom.com/IR/EYI